Exhibit 99.1

Scholastic Board Authorizes Further Repurchase of up to $20 Million in Common Stock

NEW YORK--(BUSINESS WIRE)--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that its Board of Directors has authorized a further program to repurchase up to $20 million of its common stock to offset dilution from stock-based compensation. Under this program, which will be funded with available cash, the Company may purchase shares, from time to time as conditions allow, on the open market or in negotiated private transactions.

This repurchase authorization is in addition to a recently completed $20 million share repurchase program, announced in December 2007, under which the Company acquired approximately 664,600 shares of its common stock.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
or
Investors:
Jeffrey Mathews, 212-343-6741